MassMutual Premier Funds - N-SAR Exhibits

For Period Ending 3/31/14
File No. 811-08690

Item 77C.  Matters submitted to a vote of security holders

Pursuant to a written consent dated September 30, 2013, Massachusetts Mutual Life Insurance Company, as the owner of a majority of the issued and outstanding shares of the MassMutual Premier Strategic Emerging Markets Fund, approved a new Investment Subadvisory Agreement with OFI Global Institutional, Inc., as described in the Information Statement dated September 10, 2013.